 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2012

Artio Global Investors Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34457	13-6174048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Madison Ave. New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 297-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 30, 2012, Artio Global Investors Inc. (the “Company”) announced a realignment of staff that is expected to result in a cash and non-cash charge totaling approximately $4 to $4.5 million during the fourth quarter of 2012. The charge is primarily comprised of severance benefits relating to organizational changes. Further, management expects this action to result in an annual savings of approximately $6.5 million. These estimates are subject to change and further details of these actions will be provided in future filings.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2012, the Company announced that Richard Pell resigned as Chairman of the Board of Directors (the “Board”) and Chief Executive Officer (“CEO”) of the Company, effective November 1, 2012.

In connection with Mr. Pell’s resignation as CEO, on October 25, 2012, the Board appointed Anthony Williams as the Company’s CEO and as a director, effective November 1, 2012. As a director, Mr. Williams will serve as a member of the class whose term expires at the 2015 Annual Meeting of Stockholders.

Mr. Williams, age 48, has served as the Company’s Chief Operating Officer since December 2007 and as its President since October 2011. Further, he served as a member of its Board from 2004 through September 2009, prior to the Company’s initial public offering. He joined as Chief Operating Officer of Artio Global Management LLC in 2003 and, in 2004, became the Head of Asset Management Americas for Artio Global Management LLC. Prior to that, Mr. Williams acted as Head of Cross Border Strategies at JP Morgan Fleming Asset Management and Chief Operating Officer at Fleming Asset Management in New York. Previously, Mr. Williams was Client Services Director at Fleming Asset Management, UK.

The details of Mr. Williams’ compensation are described in the Company’s proxy statement for its 2012 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 19, 2012. However, in connection with his appointment to CEO, effective as of November 1, 2012, his base salary will increase to $500,000 annually from $300,000 annually.

In connection with Mr. Pell’s resignation as Chairman of the Board, the Board appointed Francis Ledwidge as its Chairman, effective as of November 1, 2012. Mr. Ledwidge, age 62, became a director of the Company in September 2009, at the time of its initial public offering. Since 1997 he has been a Managing Partner of Eddystone, LLC and the Chief Investment Officer of Eddystone Capital, LLC. From 1989 to 1995, Mr. Ledwidge served as the Chief Investment Officer of Bankers Trust’s international private banking division in the United States and Switzerland and was later responsible for much of Bankers Trust’s institutional international and global asset management businesses. Prior to that, he worked at Robert Fleming from 1976 to 1989, first as a portfolio manager and director of Robert Fleming Investment Management in London and then as a sell-side research director at Eberstadt Fleming in New York. Before joining Flemings, he worked as a buy-side analyst at British Electric Traction.

A copy of the Company’s press release announcing the appointments of Messrs. Williams and Ledwidge, the and the resignation of Mr. Pell, has been filed as Exhibit 99.1 to this report and is incorporated herein by reference in its entirety.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 25, 2012, the Board approved amendments to the Company’s Amended and Restated Bylaws (“Bylaws”) for the purpose of updating the required principals officers of the Company.

This summary does not purport to be complete and this description of the amendments to the Bylaws and is qualified in its entirety by reference to a copy of the Bylaws, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
Exhibit 3.1	Amended and Restated Bylaws

Exhibit 99.1	News Release issued October 30, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artio Global Investors Inc.

Date: October 30, 2012	By:	/s/ Francis Harte
	Name:	Francis Harte
	Title:	Chief Financial Officer